As filed with the Securities and Exchange Commission on August 13, 2013

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OIL STATES INTERNATIONAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	76-0476605
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Three Allen Center 333 Clay Street, Suite 3460 Houston, Texas 77002 (Address of principal executive offices, including zip code)

Oil States International, Inc.
2001 Equity Participation Plan
(Full title of the plan)

Bradley J. Dodson Senior Vice President, Chief Financial Officer and Treasurer Three Allen Center, 333 Clay Street, Suite 4620 Houston, Texas 77002 (713) 652-0582
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Matthew R. Pacey
Vinson & Elkins L.L.P.
1001 Fannin, Suite 2500
Houston, Texas 77002

(713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock (par value $0.01 per share)	1,200,000 shares	$92.34	$110,808,000	$15,114

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”) this registration statement also covers any additional shares of common stock which become issuable under the antidilution provision of the plans being registered pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration, which results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)

On March 30, 2001, a Registration Statement on Form S-8 (File No. 333-57960) was filed relating to the offer and sale of 3,600,000 shares of common stock issuable pursuant to the terms of the Oil States International, Inc. 2001 Equity Participation Plan (the “Plan”), on July 24, 2002, a Registration Statement on Form S-8 (File No. 333-97041) was filed relating to the offer and the sale of an additional 2,000,000 shares of common stock issuable pursuant to the terms of the Plan, on May 19, 2006, a Registration Statement on Form S-8 (File No. 333-134312) was filed relating to the offer and the sale of an additional 2,000,000 shares of common stock issuable pursuant to the terms of the Plan and on August 1, 2008, a Registration Statement on Form S-8 (File No. 333-152694) was filed relating to the offer and the sale of an additional 2,500,000 shares of common stock issuable pursuant to the terms of the Plan.

(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h) under the Securities Act. The offering price per share and aggregate offering price for the unissued stock options and common stock are based upon the average of the high and low prices of registrant’s common stock as reported on the New York Stock Exchange on August 9, 2013.

i

EXPLANATORY NOTE

On March 30, 2001, Oil States International, Inc. (the “Company”) filed a Registration Statement on Form S-8 (File No. 333-57960) (the “Initial Form S-8”) with respect to 3,600,000 shares of common stock, par value $.01 per share, of the Company (“Common Stock”) issuable in accordance with the terms of the Oil States International, Inc. 2001 Equity Participation Plan. On July 24, 2002, the Company filed a Registration Statement on Form S-8 (the “July 2002 Form S-8”) registering the offer and sale of an additional 2,000,000 shares of Common Stock issuable in accordance with the terms of the amended and restated Oil States International, Inc. 2001 Equity Participation Plan (as amended and restated, the “First Amended and Restated Plan”), which was approved by the Board of Directors of the Company on February 19, 2002 and by the stockholders at the annual meeting of the Company held on May 15, 2002. On May 19, 2006, the Company filed a Registration Statement on Form S-8 (the “May 2006 Form S-8”) registering the offer and sale of an additional 2,000,000 shares of Common Stock issuable in accordance with the terms of the amended and restated the First Amended and Restated Plan (as amended and restated, the “Second Amended and Restated Plan”), which was approved by the Board of Directors of the Company on February 16, 2005 and by the stockholders at the annual meeting of the Company held on May 18, 2005. On August 1, 2008, the Company filed a Registration Statement on Form S-8 (the “August 2008 Form S-8”) registering the offer and sale of an additional 2,500,000 shares of Common Stock issuable in accordance with the terms of the amended and restated the Second Amended and Restated Plan (as amended and restated, the “Third Amended and Restated Plan”), which was approved by the Board of Directors of the Company on February 18, 2008 and by the stockholders at the annual meeting of the Company held on May 15, 2008. On February 19, 2013, the Board of Directors of the Company amended and restated the Third Amended and Restated Plan (as amended and restated, the “Fourth Amended and Restated Plan”) to increase the number of shares of Common Stock authorized for issuance thereunder by 1,200,000. At the annual meeting of stockholders of the Company held on May 15, 2013, the stockholders of the Company also approved the Fourth Amended and Restated Plan. Accordingly, this registration statement is being filed to register such 1,200,000 additional shares of Common Stock, and the contents of the Initial Form S-8, the July 2002 Form S-8, the May 2006 Form S-8 and the August 2008 From S-8 are incorporated herein by reference except to the extent supplemented, amended or superseded by the information set forth or incorporated by reference herein. In addition, pursuant to General Instruction E to Form S-8, all required opinions and consents are filed as exhibits hereto.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the instructional note to Part I of Form S-8, the information specified in Part I of Form S-8 has been omitted from the filing of this registration statement. The documents containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Company shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Company shall furnish to the Commission or its staff a copy of any or all of the documents included in the file.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this registration statement:

●	Our annual report on Form 10-K for the fiscal year ended December 31, 2012 filed with the Commission on February 20, 2013;

●	Our quarterly reports on Form 10-Q for the quarter ended March 31, 2013 filed with the Commission on April 25, 2013 and for the quarter ended June 30, 2013 filed with the Commission on July 31, 2013;

●	Our current reports on Form 8-K (excluding any information furnished under Items 2.02 or 7.01 thereof) filed with the Commission on May 3, 2013 and May 16, 2013; and

●

The description of our common stock contained in our Registration Statement on Form 8-A filed with the Commission on February 6, 2001 (including any amendment or report filed for the purpose of updating such description).

All documents we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K) subsequent to the effective date of this registration statement, and prior to the filing of a post-effective amendment to this registration statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, will be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of filing of those documents. Any statement contained in this registration statement or in any document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

The Company’s certificate of incorporation provides that indemnification shall be to the fullest extent permitted by the DGCL for all current or former directors or officers of the Company.

As permitted by the DGCL, the certificate of incorporation provides that directors of the Company shall have no personal liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director’s duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which a director derived an improper personal benefit.

In addition, we have entered into indemnity agreements with our directors and executive officers containing provisions which are in some respects broader than the specific indemnification provisions contained in the DGCL. The form of these indemnity agreements is filed as Exhibit 10.14 to our Quarterly Report on form 10-Q for the quarter ended September 30, 2004 as filed with the Commission on November 5, 2004, incorporated by reference herein.

Item 7. Exemptions from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

No.	Description
4.1	Form of common stock certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (File No. 333-43400)).

4.2

Second Amended and Restated 2001 Equity Participation Plan effective February 19, 2013 (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2013 filed with the Securities and Exchange Commission on July 31, 2013).

5.1*	Opinion of Vinson & Elkins L.L.P.

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1 hereto)

24.1*	Powers of Attorney (included on the signature page to this Registration Statement).

* filed herewith.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    (ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 13th day of August, 2013.

OIL STATES INTERNATIONAL, INC.

By:	/s/ Cindy B. Taylor
Cindy B. Taylor
President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Cindy B. Taylor and Robert W. Hampton and each of them severally as his or her true and lawful attorneys-in-fact, with power to act, with or without the other, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and anything appropriate or necessary to be done, as fully and for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the 13th day of August, 2013.

Signature	Title

/s/ Cindy B. Taylor	President, Chief Executive Officer and Director
Cindy B. Taylor	(Principal Executive Officer)

/s/ Bradley J. Dodson	Senior Vice President, Chief Financial Officer and Treasurer
Bradley J. Dodson	(Principle Financial Officer)

/s/ Robert W. Hampton	Senior Vice President, Accounting and Corporate Secretary
Robert W. Hampton	(Principal Accounting Officer)

/s/ Stephen A. Wells	Chairman of the Board
Stephen A. Wells

/s/ Martin A. Lambert	Director
Martin A. Lambert

/s/ S. James Nelson, Jr.	Director
S. James Nelson, Jr.

/s/ Mark G. Papa	Director
Mark G. Papa

/s/ Gary L. Rosenthal	Director
Gary L. Rosenthal

/s/ Christopher T. Seaver	Director
Christopher T. Seaver

/s/ Douglas E. Swanson	Director
Douglas E. Swanson

/s/ William T. Van Kleef	Director
William T. Van Kleef

INDEX TO EXHIBITS

No.	Description
4.1	Form of common stock certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (File No. 333-43400)).

4.2

Second Amended and Restated 2001 Equity Participation Plan effective February 19, 2013 (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2013 filed with the Securities and Exchange Commission on July 31, 2013).

5.1*	Opinion of Vinson & Elkins L.L.P.

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1 hereto)

24.1*	Powers of Attorney (included on the signature page to this Registration Statement).

* filed herewith.